EXHIBIT 21

                                                                  EXHIBIT 21


Subsidiary                                                    Year of Formation
----------                                                    -----------------

Chengdu DSET Science and Technology Co., Ltd., a corporation         1998
organized under the laws of the Republic of China.

DSET Acquisition Corp., a Delaware Corporation.                      1999